PROMISSORY NOTE

Up to $100,000,000                                        August 8, 2018
Culver City, California

For value received, NantHealth, Inc., with offices at 9920 Jefferson Boulevard, Culver City, California 90232 (the “Company”), hereby unconditionally promises to pay to the order of Nant Capital, LLC, with offices at 9922 Jefferson Boulevard, Culver City, California 90232 (“Holder”), or to the order of Holder’s registered assigns, the principal amount of One Hundred Millions Dollars ($100,000,000) or, if less, the aggregate unpaid amount of all advances (each, an “Advance” and, collectively, the “Advances”) made by Holder and disbursed to the Company pursuant to this Promissory Note (this “Note”), in each case, together with all accrued interest thereon, in immediately available funds, at the times and in the manner set forth herein.

1.	Loan Disbursement Mechanics.

(a)Commitment. Subject to the terms and conditions of this Note, Holder agrees to make one or more Advances to the Company from time to time prior to December 31, 2020 in a maximum aggregate amount not to exceed One Hundred Million Dollars ($100,000,000) (the “Commitment”). Prior to the Maturity Date, principal amount prepaid by the Company may be reborrowed in accordance with the provisions of this Note.

(b)Mechanics of Advances. Subject to the terms and conditions of this Note, upon the request of the Company from time to time after the date hereof, Holder shall make Advances to the Company. Each request for an Advance shall be made upon the written request of the Company to Holder given at least ten (10) business days prior to the date of the requested Advance (each a “Borrowing Notice”). Each Borrowing Notice from the Company shall (i) specify the amount of the requested Advance, (ii) specify the date of the disbursement of the Advance (“Borrowing Date”), (iii) reasonably describe the use of the proceeds for such Advance, and (iv) be accompanied by an officer’s certificate certifying that (x) no Event of Default has occurred or is continuing under this Note, (y) there are no events or circumstances of any kind that could reasonably be expected to have material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company (“Material Adverse Effect”), and (z) the Company is in compliance with and has complied with all of the covenants contained herein. So long as the Company has complied with the terms and conditions hereof, the Holder shall, no later than the end of business day on the applicable Borrowing Date, transfer to the Company an amount equal to the requested Advance set forth in the applicable Borrowing Notice, in immediately available funds.

(c)Conditions to Each Advance. Notwithstanding anything herein to the contrary, (i) Holder shall only make Advances in integral multiples of $1,000,000; (ii) Holder shall not be required to make Advances from and after December 31, 2020; (iii) Holder shall not be required to make Advances in excess of $10,000,000 in any calendar quarter ending on or before March 31, 2019; (iv) Holder shall not be required to make Advances in excess of $20,000,000 in any calendar quarter beginning April 1, 2019 and ending on or before December 31, 2020; (v) Holder shall not be required to make Advances more frequently than once every thirty (30) days during the term of this Note; (vi) the aggregate outstanding amount of all Advances shall not exceed the Commitment; and (vii) no Advances may be made after the occurrence or during the continuance of an Event of Default hereunder.

(d)Schedule of Advances and Payments. The principal amount of each Advance made by Holder to the Company hereunder, the date on which each such Advance is made, the amount of any prepayment or partial prepayment of any such Advance, and the outstanding principal amount of each such Advance, shall be specified in Schedule A attached hereto. The Company hereby authorizes Holder to record, endorse and update Schedule A hereto from time to time to reflect updated information relating to the Advances made by Holder to the Company hereunder and any prepayments or partial prepayments of the outstanding principal amounts of any such Advances. The information reflected in any such updated version of Schedule A delivered by Holder to the Company shall, in the absence of manifest error, constitute prima facie evidence of the accuracy of the information recorded, provided, however, that the failure of Holder to update the information specified in Schedule A in connection with the making by Holder to the Company of any Advance or the payment or partial prepayment by the Company of any such Advance shall not affect the obligations of the Company hereunder to repay the principal amount of any such Advance (and any interest unpaid having accrued thereon) in accordance with the terms of this Note.

2.Interest; Payment.

(a)Interest. The outstanding principal amount of each Advance made by Holder to the Company pursuant to this Note shall bear interest from and including the date such Advance is made to but excluding the date such Advance is paid in full at a per annum rate equal to nine and three-quarters percent (9.75%), compounded annually and computed on the basis of the actual number of days elapsed and a year of 365 or 366 days, as the case may be.

(b)Payment. The Company shall pay Holder all accrued and unpaid interest on the outstanding principal amount of each Advance on June 15 and December 15 of each calendar year (each, an “Interest Payment Date”) until the Maturity Date.

(c)Application of Payment. All payments on this Note shall, except if an uncured Event of Default has occurred, in which event the payments shall be applied as determined by Holder in its sole discretion, be applied at any time and from time to time and in the following order: (i) the payment of accrued but unpaid interest hereon, and (ii) the payment of all or any portion of the principal balance then outstanding hereunder, in either the direct or inverse order of maturity.

(d)Default Interest. All amounts of principal of and, to the extent permitted by law, interest due and payable with respect to any Advance not paid when due, whether upon demand of Holder or upon the acceleration thereof pursuant to Section 4 hereof, shall bear interest (“Default Interest”) from the date due until the date paid in full at an overdue rate per annum equal to eleven and three-quarters percent (11.75%). Such Default Interest shall be payable on demand and such increased rate of interest shall continue until such delinquent amount(s), with interest thereon at such increased rate, shall have been paid in full. Acceptance of any delinquent payments by Holder shall not waive or affect any prior demand or default.

3.Maturity Date. The unpaid principal of each Advance, and any accrued and unpaid interest thereon, shall be due and payable on June 15, 2022 (the “Maturity Date”). Subject to the restrictions set forth in the Indenture dated on or about December 21, 2016, between the Company and U.S. Bank National Association (the “Indenture”), the Company may prepay the outstanding amount of any Advance (together with accrued and unpaid interest thereon) at any time, either in whole or in part, without premium or penalty and without the prior consent of Holder.

4.Events of Default. The entire aggregate principal amount of the Advances made by Holder pursuant to this Note, together with all accrued and unpaid interest thereon, is subject to prepayment in whole or in part upon any of the following events (each an “Event of Default”):

(a)any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration, or otherwise;

(b)default shall occur in the observance or performance of any covenant, obligation or agreement of the Company under this Note and such default shall continue uncured for a period of ten (10) business days after receiving written notice of such default;

(c)any final judgment or judgments for the payment of money aggregating in excess of $20,000,000 shall be rendered against the Company , to the extent such judgments are not covered under applicable insurance policies held by Company and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay;

(d)an Event of Default as defined in and under the Indenture;

(e)the Company shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (ii) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property, (iii) make an assignment for the benefit of creditors, (iv) fail generally or admit in writing to its inability to pay its debts as they become due, (v) institute any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (vi) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceedings are not, within 30 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code; or

(f)the Company shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution) or (ii) suspend its operations other than in the ordinary course of business.

If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Holder may, upon notice or demand, declare the outstanding indebtedness under this Note to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and the Company shall immediately pay to Holder all such indebtedness. Upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code, then all indebtedness under this Note shall automatically be due immediately without notice of any kind. The Company agrees to pay Holder all out-of-pocket costs and expenses incurred by Holder in any effort to collect indebtedness under this Note, including attorneys’ fees. Holder shall also have any other rights that Holder may have been afforded under any contract or agreement at any time and any other rights which Holder may have pursuant to applicable law. Holder may exercise any and all of its remedies under this Note contemporaneously or separately from the exercise of any other remedies hereunder or under applicable law. For the avoidance of doubt, and notwithstanding anything herein to the contrary, any payment obligation of the Company pursuant to this Section 4 is subject to Section 5.

5.	Subordination.

(a)Agreement of Subordination. The Company and Holder each covenant and agree that this Note shall be issued subject to the provisions of this Section 5; and each holder of this Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions. The payment of the principal of, premium, if any, and interest on this Note shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Debt (as defined below), whether outstanding at the date of this Note or thereafter incurred. For purposes of this Note, “Senior Debt” shall mean the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due on or in connection with the Company’s Convertible Senior Notes due 2021 issued pursuant to the Indenture, whether outstanding on the date of this Note or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing).

(b)Payment to Holders.
(i)No payment shall be made with respect to the principal of, or premium, if any, or interest on this Note if a default in the payment of principal, premium, if any, interest or other obligations due on any Senior Debt occurs and is continuing (or, in the case of Senior Debt for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt) (including a default set forth in Sections 6.01(a) and 6.01(b) of the indenture pursuant to which the Senior Debt was issued) (a “Payment Default”), unless and until such default shall have been cured or waived or shall have ceased to exist or the obligations in respect of the Senior Debt are paid in full in cash or other payment satisfactory to the holders of Senior Debt.

(ii)The Company may and shall resume payments on and distributions in respect of this Note upon the earlier of the date upon which the Payment Default is cured or waived or ceases to exist, or unless this Section 5 otherwise prohibits the payment or distribution at such time.

(iii)Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, reorganization, liquidation, receivership or other proceedings, or upon an assignment for the benefit of creditors or any marshalling of the assets and liabilities of the Company, or otherwise, all amounts due or to become due upon all Senior Debt shall first be paid in full in cash or other payment satisfactory to the holders of such Senior Debt, or payment thereof in accordance with its terms provided for in cash or other payment satisfactory to the holders of such Senior Debt, before any payment is made on account of the principal of, interest or premium, if any, on the Note; and upon any such dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company or bankruptcy, insolvency, receivership or other proceeding, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which Holder would be entitled, except for the provision of this Section 5, shall (except as aforesaid) be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by Holder if received by them or it, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders, or as otherwise required by law or a court order), or to the trustee or trustees under the indenture pursuant to which the Senior Debt was issued, as their respective interests may appear, to the extent necessary to pay all Senior Debt in full, in cash or other payment satisfactory to the holders of such Senior Debt, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt, before any payment or distribution or provision therefor is made to Holder.

(iv)For purposes of this Section 5, the words, “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Section 5 with respect to this Note to the payment of all Senior Debt which may at the time be outstanding; provided that (i) the Senior Debt is assumed by the new corporation, if any, resulting from any reorganization or readjustment, and (ii) the rights of the holders of Senior Debt are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 5(b) unless such consolidation, merger, conveyance or transfer, shall constitute an Event of Default in Section 4.

(v)In the event of the acceleration of this Note because of an Event of Default, no payment or distribution shall be made to Holder in respect of the principal of, interest or premium, if any, on this Note until all Senior Debt has been paid in full in cash or other payment satisfactory to the holders of Senior Debt or such acceleration is rescinded by Holder.

(vi)In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise), prohibited by the foregoing, shall be received by Holder (or any agent, trustee or other representative thereof) before all Senior Debt is paid in full in cash or other payment satisfactory to the holders of such Senior Debt, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of such Senior Debt, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Debt, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Debt may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash or other payment satisfactory to the holders of such Senior Debt, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt.

(c)Subrogation of this Note.
(i)Subject to the payment in full of all Senior Debt, the rights of Holder shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Debt pursuant to the provisions of this Section 5 (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to other indebtedness of the Company to substantially the same extent as this Note is subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Debt until the principal and premium, if any, on this Note shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Debt of any cash, property or securities to which Holder would be entitled except for the provisions of this Section 5, and no payment over pursuant to the provisions of this Section 5, to or for the benefit of the holders of Senior Debt by Holder, shall, as between the Company, its creditors other than holders of Senior Debt, and Holder, be deemed to be a payment by the Company to or on account of the Senior Debt; and no payments or distributions of cash, property or securities to or for the benefit of Holder pursuant to the subrogation provisions of this Section 5, which would otherwise have been paid to the holders of Senior Debt shall be deemed to be a payment by the Company to or for the account of this Note. It is understood that the provisions of this Section 5 are and are intended solely for the purposes of defining the relative rights of Holder, on the one hand, and the holders of Senior Debt, on the other hand.

(ii)Nothing contained in this Section 5 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Debt, and Holder, the obligation of the Company, which is absolute and unconditional, to pay to Holder the principal of (and premium, if any) and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of Holder and creditors of the Company other than the holders of Senior Debt, nor shall anything herein or therein prevent Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 5 of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

(iii)Upon any payment or distribution of assets of the Company referred to in this Section 5, Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to Holder, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon and all other facts pertinent thereto or to this Section 5.

(d)Until the repayment in full of all Senior Debt, neither the Maturity Date nor this Section 5 may be amended in a manner adverse to the holders of Senior Debt without the consent of the Company, Holder and the trustee of the Senior Debt (with the consent of holders of a majority in aggregate principal amount of such outstanding Senior Debt).

6.Covenants. Until all amounts outstanding on this Note have been paid in full:

(a)Maintenance of Existence. The Company shall (i) preserve, renew and maintain in full force and effect its corporate or organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)Compliance. The Company shall comply with (i) all of the terms and provisions of its organizational documents; (ii) its obligations under its material contracts and agreements; and (iii) all laws applicable to it and its business, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Payment Obligations. The Company shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with U.S. generally accepted accounting principles (GAAP) with respect thereto have been provided on its books.

(d)Notice of Events of Default. The Company shall, as soon as possible and in any event within two (2) business days after it becomes aware that an Event of Default has occurred, notify the Holder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

(e)Fundamental Change. The Company shall not, without Holder’s prior written consent, (i) merge into or with or consolidate with any other person, corporation, partnership, trust, limited liability company, association or other entity (“Person”), (ii) sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Company to any other Person, or (iii) amend modify or waive its organizational documents in any manner materially adverse to the interest of the Holder.

(f)Indebtedness. Except indebtedness incurred under this Note or the Senior Debt, the Company shall not create, issue, incur, assume, become liable in respect of or suffer to exist any indebtedness for borrowed money in excess of $5,000,000 without the prior written consent of Holder.

(g)Performance to Plan - Adjusted EBITDA. Measured no later than 45 days after the last day of each calendar quarter (or 75 days in the case of the last calendar quarter of each fiscal year), the Company’s operating earnings before interest, taxes, depreciation, amortization, stock compensation, securities litigation expenses, non-budgeted acquisition related revenue and expenses, and other miscellaneous items subject to the Holder’s reasonable consent (“Adjusted EBITDA”) for each calendar quarter shall not negatively deviate by more than 25% from its projected Adjusted EBITDA for each such period as set forth in the Company’s Financial Plan (as defined below). For purposes of this Note, “Financial Plan” shall mean the annual budget of the Company, presented on a quarterly basis, which is approved by the Company’s Board of Directors (the “Board”). If no Financial Plan is approved by the Company’s Board for a particular fiscal year, then the prior year’s Financial Plan shall be used for purposes of this Section 6(g).

7.Miscellaneous.

(a)Notice. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth herein or on the register maintained by the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given where received.

(b)No Waiver. No failure or delay by Holder to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.

(c)Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(d)Entire Agreement. This Note expresses the entire understanding of the parties with respect to the transactions contemplated hereby.

(e)Default Rates; Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(f)Waiver by the Company. The Company hereby expressly waives presentment, protest, notice of protest, notice of default, notice of dishonor and all other demands and notices relating to his Note of any kind or nature whatsoever.

(g)Governing Law. THIS NOTE AND ALL ACTIONS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT APPLICATION OF CONFLICTS OF LAW PRINCIPLES.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be issued as of the date first written above.

NANTHEALTH, INC.

By: /s/ Paul Holt
Name: Paul Holt
Title: Chief Financial Officer
Agreed and Accepted
NANT CAPITAL, LLC

By: /s/ Charles Kim
Name: Charles Kim
Title: evp

Schedule A

SCHEDULE A

TO PROMISSORY NOTE

ADVANCES

Date of Advance	Original Principal Amount of Advance	Amount and Date(s) of Prepayments of Advance	Outstanding Principal Balance of Advance
	$		$

TOTAL	$		$